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                                                                   Exhibit 10.46


          Description of Certain Management Compensation Arrangements

On July 8, 1997, the Northeast Utilities Board of Trustees authorized additional cash and stock employment retention incentives to certain of Western Massachusetts Electric Company's named executive officers. Mr. Forsgren will receive $50,000 and, if he is still an NU system officer on July 1, 1998, an additional $100,000. Mr. Forsgren was also awarded restricted stock units representing 13,500 NU common shares that will become unrestricted if Mr. Foregren is still an NU system officer on December 31, 1998. Mr. MacKenzie will receive $100,000 on December 31, 1998 if he is still an NU system officer on that date. Mr. Kenyon was awarded restricted stock units representing 12,200 NU common shares that are subject to the same forfeiture provisions as his earlier award.